Exhibit 10.2

MASTER RECEIVABLES PURCHASE AGREEMENT

dated as of April 21, 2017

by and between

PNC BANK, NATIONAL ASSOCIATION, as purchaser

and

ZT Group Int’l, Inc., as seller

1

MASTER RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) dated as of April 21, 2017 by and between PNC Bank, NATIONAL ASSOCIATION1, as purchaser (“Bank”), and ZT GROUP INT’L, INC. (the “Seller”).

RECITALS

Bank may, in its sole discretion and on an uncommitted basis, acquire Receivables from Seller from time to time in an aggregate outstanding principal amount not to exceed at any time the amount set forth as the “Maximum Facility Amount” on Annex A attached hereto (or such other amount as may be agreed among the parties hereto by executing a letter in the form of Exhibit A attached hereto, the “Maximum Facility Amount”).

The parties hereto intend that each such purchase of a Receivable shall be governed by the terms and conditions set forth herein and, with respect to the particulars of a specific transaction, in a fully executed purchase notice substantially in the form attached as Exhibit A hereto (each such purchase notice, a “Purchase Notice”) if such Purchase Notice is accepted by Bank as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

(a) Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2021 Assignment and Agreement”: that certain Assignment and Agreements Regarding Master Receivables Purchase Agreement dated as of September 16, 2021 among BBVA USA f/k/a Compass Bank, as the “Assignor” thereunder, PNC Bank, National Association, as the “Assignee” thereunder, and ZT Group Int’l, Inc., as the “Seller” thereunder.

“Agreed Currency”: Dollars and such other currencies as are set forth on Annex A attached hereto (or otherwise mutually agreed upon in writing by Bank and Seller).

“Agreement”: as defined in the introductory paragraph hereof.

“Applicable Jurisdiction”: with respect to Seller, the jurisdiction of organization of Seller, the jurisdiction(s) of its place of business (or chief executive office if it has more than one place of business) and the jurisdiction of the governing law of the Contract; and with respect to an Obligor, the jurisdiction of organization of such Obligor, the jurisdiction(s) of its place of business (or chief executive office if it has more than one place of business) and/or the jurisdiction of the governing law of the Contract.

“Applicable Obligor”: with respect to any Purchased Receivable, the Obligor of such Purchased Receivable.

“Applicable Obligor Limit”: the maximum permitted aggregate outstanding Invoice Amount of the Purchased Receivables with respect to the Applicable Obligor as set forth on Annex A attached hereto (or such other amount as otherwise mutually agreed to in writing by Bank and Seller)

“Bank”: as defined in the introductory paragraph of this Agreement.

[1]	As per Sept 2021 Assignment and Acknowledgement

“Benchmark Replacement”: as is set forth on Annex A.

“Business Day”: any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of Bank); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Closing Date”: as defined in Section 6(a) of this Agreement.

“Collateral”: as defined in Section 5 hereof.

“Collection Account”: the account of Seller or Bank, in either case designated as the “Collection Account” on Annex A attached hereto (or such other account of Seller or Bank as may be mutually agreed to in writing by Bank and Seller).

“Commercial Dispute”: Any failure of an Applicable Obligor to make payment in full of a Purchased Receivable due to (a) any claim, offset, defense, counterclaim, discount, allowance or warranty issue of any kind with respect to a Purchased Receivable or (b) any dispute arising under, from or relating to any Contract or the transactions related thereto (including any dispute with respect to the applicable Goods or Services, price, terms, quality, workmanship, delivery, quantity and any levies, taxes and duties related to the relevant transaction); provided, neither of the following shall be deemed a “Commercial Dispute” hereunder (x) a dispute between the Bank, on the one hand, and Seller, on the other hand, with respect to their rights and obligations under this Agreement or (y) any Purchased Receivable otherwise remaining unpaid due to the Applicable Obligor’s insolvency, creditworthiness or financial well-being.

“Contract”: with respect to each Purchased Receivable, the applicable contract and/or purchase order between Seller and the Applicable Obligor pursuant to which Seller has agreed to sell the Goods or provide Services to the Applicable Obligor (and the Applicable Obligor has agreed to acquire the Goods or accept the Services from Seller) on the terms set forth therein, together with all amendments thereto and related bills of lading or transport documents, invoices and delivery confirmations, if required.

“Credit Agreement”: shall mean the Second Amended and Restated Credit Agreement dated as of July 11, 2013 (as amended, supplemented and modified from time to time) among the Seller, as borrower, Bank of America, N.A., as joint lead arranger, bookrunner and lender, the several banks and other financial institutions or entities from time to time party thereto, as lenders, and Castle Pines Capital LLC, as administrative agent and collateral agent.

“Credit Protection Percentage”: with respect to each Insured Receivable, the credit protection percentage set forth on Annex A attached hereto (or such other percentage as otherwise mutually agreed to in writing by Bank and Seller).

“Credit Support Document”: any document evidencing an obligation of a Person other than the Applicable Obligor to make payment in respect of a Purchased Receivable or to provide property to secure such obligation.

“Default Rate”: the percentage per annum set forth on Annex A attached hereto (or such other percentage as otherwise mutually agreed to in writing by Bank and Seller); provided that, with respect to any calculation of interest based on the Default Rate with respect to the Repurchase Price for any applicable Purchased Receivable, such Default Rate shall be based on the Term SOFR Rate as determined in accordance with the terms of this Agreement for each day for which interest is payable as to such Repurchase Price.

“Delivered”: with respect to the applicable Goods or Services, the delivery of such Goods to, or performance of such Services for, the Applicable Obligor (or, in the case of export sales, to the applicable third party) in accordance with the applicable Contract, and the fulfillment, completion and satisfaction in full of all other obligations necessary to give rise to the applicable Receivable under such Contract and any applicable International Commercial Terms (as published by the International Chamber of Commerce).

“Designated Persons”: a Person (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or otherwise the subject of any Sanctions Laws and Regulations; or (c) in which a Person on the SDN List has a 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Discount Amount”: with respect to any Purchased Receivable, the amount calculated by multiplying the product of (a) the Invoice Amount, (b) the Funding Percentage, (c) the Discount Rate and (d) the Tenor divided by 360.

“Discount Rate”: the rate designated as the “Discount Rate” on Annex A attached hereto (or such other rate as otherwise mutually agreed to in writing by Bank and Seller).

“Dollars” or “$”: the lawful currency of the United States of America.

“Due Date”: with respect to each Purchased Receivable, the due date specified in paragraph 2 of the applicable Purchase Notice.

“Early Payment Eligible Receivable”: means any Purchased Receivable with a Maturity Date that is at least sixteen (16) days after the Purchase Date for such Purchased Receivable.2

“Early Payment Rebate Amount”: with respect to any applicable Purchased Receivable, the amount calculated by multiplying the product of (a) the Invoice Amount, (b) the Funding Percentage, (c) the Discount Rate and (d) the Early Payment Rebate Days divided by 360.3

“Early Payment Rebate Days”: with respect to any Early Payment Eligible Receivable that is paid in full by or on behalf of the Applicable Obligor prior to the Maturity Date for such Early Payment Eligible Receivable, the number of days from and including the 15th day after the Purchase Date for such Early Payment Eligible Receivable until but not including the date such Early Payment Eligible Receivable is paid in full (for illustrative purposes only, and without limitation (x) if an Early Payment Eligible Receivable has a Maturity Date that is 16 days after its Purchase Date, and is paid in full by or on behalf of the Applicable Obligor on the 15th day following the Purchase Date for such Early Payment Eligible Receivable, the number of Early Payment Rebate Days for such Early Payment Eligible Receivable shall be one (1) day, and (y) if an Early Payment Eligible Receivable has a Maturity Date that is 20 days after its Purchase Date, and is paid in full by or on behalf of the Applicable Obligor on the 15th day following the Purchase Date for such Early Payment Eligible Receivable, the number of Early Payment Rebate Days for such Early Payment Eligible Receivable shall be five (5) days). 4

[2]	As per the Twelfth Amendment
[3]	As per the Twelfth Amendment
[4]	As per the Twelfth Amendment

“Eligible Obligor”: any entity listed in Annex A hereto or any other entity designated by Seller that Bank, in its sole discretion, may approve as an “Obligor” in writing within thirty (30) days of receipt of a written request from Seller (which written request shall include the name of the proposed new Obligor, the jurisdiction of organization of the proposed new Obligor, the jurisdiction of its place of business (or chief executive office if it has more than one place of business), the estimated value of goods and services that Seller will supply or render to the proposed new Obligor in the following twelve (12) months, the payment terms for invoices and any other information reasonably requested by Bank); provided, that in no event shall any direct or indirect subsidiary, holding company or affiliate of Seller or any government-owned entity be an Eligible Obligor unless specifically approved in writing by Bank.

“Event of Default”: the occurrence of any one or more of the following events or circumstances:

(a) Seller shall fail to pay any amount when due in accordance with the terms hereof, and such failure continues uncured for three (3) Business Days after written notice thereof to such Seller from Bank;

(b) any representation or warranty made or deemed made by Seller herein or that is contained in any certificate, document or financial or other statement furnished by Seller at any time under or in connection with this Agreement shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(c) Seller shall (i) default in the observance or performance of any agreement contained in Section 4(c)(v) of this Agreement, clause (c), (d), (g), (h) or (i) of Section 8 of this Agreement, or Section 22 of this Agreement or (ii) default in the observance or performance of any agreement contained in this Agreement not described in the foregoing clause (a), (b) or (c)(i), and such default shall continue unremedied for a period of five (5) days after notice thereof to Seller from Bank;

(d) any default shall occur under any indebtedness of Seller, in an amount in excess of the Threshold Amount, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to allow or permit the acceleration of the maturity of, or any earlier redemption in respect of, any such indebtedness (whether or not such maturity is in fact accelerated or such early redemption is called), or any such indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(e) (i) Seller shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, manager, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Seller shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Seller any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against Seller any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) Seller shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Seller shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f) one or more judgments or decrees shall be entered against Seller involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal for a period of thirty (30) consecutive days from the entry thereof;

(g) this Agreement shall cease, for any reason, to be in full force and effect, or Seller shall so assert; or

(h) the Seller shall fail to maintain on a consolidated basis a minimum Tangible Net Worth (as such term is defined in the Credit Agreement) of $200,000,000.

“Executive Order”: as defined in the definition of the term Sanctions Laws and Regulations.

“Facility Fee”: the upfront fee designated as the “Facility Fee” on Annex A attached hereto.

“Funding Percentage”: the funding percentage set forth on Annex A attached hereto (or such other percentage as otherwise mutually agreed to in writing by Bank and Seller).

“Floor” means zero percent (0.00%)

“Fourth Amendment Effective Date” means the “Fourth Amendment Effective Date” under the Fourth Amendment to Master Receivables Purchase Agreement dated as of November 6, 2020, between Bank and Seller.

“Goods”: the goods of a type identified on Annex A attached hereto (or such other goods as may be mutually agreed to in writing by Bank and Seller).

“Governmental Authority”: any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic (including the European Union or any supranational regulatory authority).

“Grace Period”: with respect to each Purchased Receivable, the grace period (consisting of the number of days following the Due Date during which payment from the Applicable Obligor will be accepted by Bank as though paid on the Due Date) identified on Annex A attached hereto (or such other period as may be mutually agreed to in writing by Bank and Seller); provided that, in no event may the Grace Period exceed the Maximum Grace Period.5

“Indemnified Taxes”: as defined in Section 10 of this Agreement.

“Invoice Amount”: with respect to each Purchased Receivable, the face value of the invoice (inclusive of the value of the Goods and any applicable interest, but exclusive of any sales or use tax or VAT and net of any discounts or credits that have been provided by Seller) in respect of the sale of the applicable Goods or provision of Services from Seller to the Applicable Obligor

“Judgment Currency”: as defined in Section 16 hereof.

“Late Payment Rate”: the percentage per annum set forth on Annex A attached hereto (or such other percentage as otherwise mutually agreed to in writing by Bank and Seller); provided that, with respect to any calculation of interest based on the Late Payment Rate for any applicable Purchased Receivable, such Late Payment Rate shall be based on the Term SOFR Rate as determined in accordance with the terms of this Agreement for each day for which interest is payable as to such Repurchase Price.6

[5]	As per Second Amendment, and as further amended as per the Twelfth Amendment
[6]	As per the Twelfth Amendment

“Law”: collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law and, for purposes hereof, including all successors thereto.

“Lender”: shall mean a “lender” under the Credit Agreement.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Seller, (b) the ability of Seller to perform any of its obligations hereunder or (c) the validity or enforceability of this Agreement or the Purchase Documents or the rights of or benefits available to Bank hereunder or thereunder.

“Maturity Date”: with respect to each Purchased Receivable, the date determined by adding the Grace Period (if any, as applicable) to the Due Date.7

“Maximum Facility Amount”: as defined in Annex A attached hereto.

“Maximum Grace Period”: the number of days designated as the “Maximum Grace Period” on Annex A attached hereto (or otherwise mutually agreed upon in writing by Bank and Seller) as the maximum number of days allowable under any circumstances for any Grace Period as to any Purchased Receivable under this Agreement.8

“Maximum Invoicing Period”: the maximum period from the date of shipment of the applicable Goods or the date of completion of the applicable Services, in either case to the date the applicable invoice is issued for such Goods or Services, as such period is designated as the “Maximum Invoicing Period” on Annex A attached hereto (or such other period otherwise mutually agreed to in writing by Bank and Seller).

“Maximum Purchase Period”: the maximum period from the date the applicable invoice is issued for the applicable shipment of Goods or completion of Services, in either case to the Purchase Date, as such period is designated as the “Maximum Purchase Period” on Annex A attached hereto (or such other period otherwise mutually agreed to in writing by Bank and Seller).

“Maximum Terms of Payment”: the maximum period from the date the applicable invoice is issued for the applicable shipment of Goods or completion of Services, in either case to the Due Date therefor, as such period is designated as the “Maximum Terms of Payment” on Annex A attached hereto (or such other period otherwise mutually agreed to in writing by Bank and Seller).

“Notice of Assignment and Irrevocable Payment Instruction”: a notice to be delivered by Seller to the Applicable Obligor in accordance with Section 4(a), substantially in the form attached as Exhibit E hereto.

“Obligation Currency”: as defined in Section 16 hereof.

“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract.

“OFAC”: as defined in the definition of the term Sanctions Laws and Regulations.

[7]	As per the Twelfth Amendment
[8]	As per the Twelfth Amendment

“Other Taxes”: as defined in Section 10 of this Agreement.

“Participant”: as defined in Section 14(c) of this Agreement.

“PATRIOT Act”: as defined in Section 22(a) of this Agreement.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Purchase Date”: with respect to any request for the purchase of a Receivable made hereunder that has been accepted by Bank, the date on which such purchase occurs.

“Purchase Documents”: with respect to each Purchased Receivable, (a) the Contract, (b) form of Notice of Assignment and Irrevocable Payment Instruction, (c) each Purchase Notice, invoice, promissory note, transport document and delivery receipt related thereto, (d) any other documents evidencing the Purchased Receivable or the authenticity and binding nature of the relevant signatures of the Applicable Obligor and Seller, (e) any other documents required to (i) transfer the Purchased Receivable and all rights under any Credit Support Document or (ii) be presented when enforcing or exercising rights to receive payment under the Purchased Receivable or to collect or realize under any Credit Support Document, (f) any Credit Support Documents and (g) any other document designated by Bank and Seller as an “Other Purchase Document” in paragraph 12 of the Purchase Notice.

“Purchase Notice”: as defined in the recitals of this Agreement.

“Purchase Price”: the amount payable by Bank to Seller on the Purchase Date, which amount shall be equal to (a) the Invoice Amount multiplied by the Funding Percentage, minus (b) the Discount Amount plus the Service Fee, if applicable

“Purchased Receivable”: a Receivable acquired by Bank from Seller hereunder; provided that a Receivable (or portion thereof) purchased hereunder and subsequently repurchased by Seller pursuant to the terms and conditions hereof shall, upon receipt by Bank of the Repurchase Price therefor, cease to be a Purchased Receivable.

“Receivable”: all of Seller’s right, title and interest to receive or recover payment from the Applicable Obligor in the applicable Invoice Amount with respect to one or more applicable invoice(s), including all related rights described in Section 3.

“Receivable Collateral”: as defined in Section 5 hereof.

“Release Agreement”: a release agreement entered into among Bank, Seller and the applicable secured party, in form and substance reasonably satisfactory to Bank.

“Repurchase Date”: the date specified in the Repurchase Notice, which shall be at least five (5) Business Days after Seller’s receipt of such Repurchase Notice, as the date upon which Seller shall be obligated to repurchase the applicable Purchased Receivable(s).

“Repurchase Event”: with respect to any Purchased Receivable, the occurrence of any one or more of the following events or circumstances: (a) a Commercial Dispute arises with respect to such Purchased Receivable and is not resolved prior to the Due Date; (b) Seller reduces the Invoice Amount of any Purchased Receivable, in resolution of a Commercial Dispute or otherwise without the written consent of Bank, unless Seller has made a payment to Bank, on or before the applicable Due Date, compensating Bank in full for such reduction; (c) any of the representations or warranties made by Seller in Section 7(a) with respect to such Purchased Receivable were untrue or incorrect in any material respect when made; or (d) Seller fails to comply in any material respect with any of its covenants hereunder with respect to such Purchased Receivable.

“Repurchase Notice”: as defined in Section 9 of this Agreement.

“Repurchase Price”: as defined in Section 9 of this Agreement.

“Sanctions Laws and Regulations”: (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control or by any successor to its functions (“OFAC”) 9 or any sanctions, prohibitions or requirements imposed by any sanctions program administered by the U.S. Department of State, and (b) any sanctions measures imposed by the United Nations Security Council, the European Union or the United Kingdom.

“SDN”: as defined in the definition of the term Designated Persons.

“SDN List”: as defined in the definition of the term Designated Persons.

“Seller”: as defined in the introductory paragraph of this Agreement.

“Seller Account”: the account of Seller specified in paragraph 6 of the applicable Purchase Notice.

“Service Fee”: the fee designated as the “Service Fee” on Annex A attached hereto.

“Services”: the services of a type identified on Annex A attached hereto (or such other services otherwise mutually agreed to in writing by Bank and Seller).

“SOFR”: for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor”: zero basis points (0.00%).

“Tenor”: with respect to any Purchased Receivable, the greater of (x) number of days from and including the Purchase Date to but excluding the Maturity Date or (y) 15.10

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

“Term SOFR Rate”: as of any day, the rate per annum equal to the Term SOFR Reference Rate for a tenor of one month, as such rate is published by the Term SOFR Administrator on that day. If the Term SOFR Reference Rate for the tenor of one month has not been published or replaced with a Benchmark Replacement by 11:00 a.m. (Pittsburgh, Pennsylvania time) on such day, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such day for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such day. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to Seller on and as of the effective date of any change in the SOFR Reserve Percentage.

[9]	As per Sept 2021 Assignment and Acknowledgement
[10]	As per the Twelfth Amendment

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Terms of Payment”: the period from the date the applicable invoice is issued for the applicable shipment of Goods or completion of Services, in either case to the Due Date therefor, as such period is designated as the “Terms of Payment” on Annex A attached hereto (or such other period otherwise mutually agreed to in writing by Bank and Seller).

“Threshold Amount”: the amount designated as the “Threshold Amount” on Annex A attached hereto or such other amount otherwise mutually agreed to in writing by Bank and Seller

“Triggering Event”: the occurrence of any one or more of the following events or circumstances: (a) a Purchased Receivable remains unpaid by more than the number of days after the Maturity Date specified on Annex A attached hereto; (b) Bank has determined, in its reasonable discretion, that the Applicable Obligor is subject to an insolvency proceeding or is not solvent, or Seller or Bank has received written notice of an imminent insolvency proceeding of such Applicable Obligor; (c) an Event of Default has occurred and is continuing; or (d) any other “Triggering Event(s)” specified on Annex A attached hereto.

“True-Up Default” shall mean occurrence of any of the following with respect to either the Seller or the Bank (i) such Person shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, manager, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Person shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Person any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

“UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York; provided, that if by reason of mandatory provisions of applicable Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of Bank is governed by the Uniform Commercial Code as in effect in another jurisdiction, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VAT”: any value-added tax payable in any applicable jurisdiction.

“Waiting Period”: with respect to any Purchased Receivable that is not paid in full by or on behalf of the Applicable Obligor on or prior to its Maturity Date, the period from the first Business Day following the Maturity Date through and including the day that is four (4) Business Days following the Maturity Date (or such other day as may be mutually agreed to in writing by Bank and Seller); provided that if the Applicable Obligor is then subject to any bankruptcy, insolvency or other comparable proceedings, then the Waiting Period shall be deemed to be zero (0) days and Bank shall be authorized to initiate legal proceedings or otherwise exercise remedies pursuant to Section 9(b) immediately upon the occurrence of any applicable Maturity Date.11

12“WeFi Parties”: collectively, (x) WeFi Technology Group LLC, a limited liability company formed under the laws of the State of Delaware (“WeFi”) and, as more fully described and provided for in the 2021 Assignment and Agreement, the servicing agent of Bank with respect to this Agreement and the Receivables purchase facility provided for hereunder, and (y) all affiliates, officers, directors, employees, and agents of WeFi.

(b) Interpretative Provisions.

(i) As used herein, and any certificate or other document made or delivered pursuant hereto, (i) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (ii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, (iii) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time and (iv) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(ii) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Annex and Exhibit references are to this Agreement unless otherwise specified.

(iii) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. Sale of Receivables; Obligation to Offer; Uncommitted Facility.

(a) Each purchase of a Receivable hereunder shall be made as set forth in this Section 2(a). Seller shall give Bank an irrevocable Purchase Notice and, if required by Bank, all other Purchase Documents (which Purchase Notice and other Purchase Documents must be received by Bank prior to 12:00 Noon, Houston, Texas time, on the day that is three (3) Business Days prior to the anticipated Purchase Date, unless Bank agrees to a shorter notice in its sole discretion) requesting that Bank purchase the Receivables set forth on the Purchase Notice on the terms and conditions set forth in the Purchase Notice. Such Purchase Notice and other Purchase Documents shall be delivered by e-mail transmission unless otherwise mutually agreed in writing by Bank and Seller. If Bank elects, in its sole discretion, to purchase any such Receivables requested by Seller, Bank shall provide written (including for this purpose by electronic mail) notice thereof to Seller within one (1) Business Day after Bank’s receipt of the applicable Purchase Notice and, upon satisfaction (or waiver in accordance with Section 20) of the conditions precedent to such purchase set forth in Sections 6(a) and 6(b), Bank shall pay or credit to the Seller Account the aggregate Purchase Price in immediately available funds, less any deduction required to be withheld therefrom to satisfy Seller obligations then due and payable under this Agreement, on the Purchase Date.

[11]	As per the Twelfth Amendment
[12]	As per Sept 2021 Assignment and Acknowledgement

(b) With respect to each Receivable that Bank in its sole discretion elects to purchase, on the applicable Purchase Date, Seller shall sell, transfer and assign absolutely, and Bank shall acquire, without recourse to Seller (except to the extent expressly set forth herein), such Receivable for the applicable Purchase Price, which sale, transfer and assignment shall automatically be effective upon payment by Bank of the applicable Purchase Price without any further action on the part of any Person.

(c) During the term of this Agreement, Seller agrees to offer Bank the first right to purchase Receivables from all Eligible Obligors in accordance with the procedures set forth in Section 2(a), and further agrees to not make any such Receivables available for purchase to any third-parties until the expiration of the one (1) Business Day period referenced in Section 2(a).

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE FACILITY PROVIDED BY BANK UNDER THIS AGREEMENT IS AN UNCOMMITTED FACILITY, AND BANK SHALL HAVE NO OBLIGATION TO MAKE ANY PURCHASES UNDER THIS AGREEMENT, REGARDLESS OF WHETHER THE CONDITIONS SET FORTH HEREIN ARE SATISFIED.

SECTION 3. Provisions Regarding the Purchased Receivables.

(a) Each Purchased Receivable shall include, but not be limited to, (i) all of Seller’s rights to payment in, to and under each of the applicable Purchase Documents, including the Applicable Obligor’s undertaking to pay without set-off or counterclaim the full applicable Invoice Amount on the Due Date, (ii) all interest, penalties, damages and indemnities, if any, payable by the Applicable Obligor in connection with such Purchased Receivable, (iii) all rights, remedies and privileges of Seller to collect and enforce payment of such Purchased Receivable or the applicable Purchase Documents (including any right to have any dispute relating in any way or manner to such Purchased Receivable be referred to and finally resolved by arbitration, litigation or other proceedings in accordance with the Contract) and (iv) all rights in, to and under any security, guaranty or other supporting obligation in respect of such Purchased Receivable.

(b) Without in any way limiting any of the foregoing, for purposes hereof, the Purchased Receivables shall not include any right, title or interest in and to the applicable Goods, and Bank shall in no event be deemed to own the applicable Goods by reason of the execution, delivery or performance of this Agreement. Seller shall retain all of its obligations, duties and liabilities as seller of the Goods, including all warranty obligations, servicing obligations, maintenance obligations, delivery obligations and insurance obligations.

(c) Notwithstanding anything herein to the contrary, Seller hereby acknowledges and agrees that Bank shall not be in any way responsible for the performance of any Contract and Bank shall not have any obligation to intervene in any Commercial Dispute arising out of the performance of any Contract. All obligations of Seller as seller of the Goods and provider of Services, including all obligations of Seller as seller under the Contracts, all representation and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by Seller (the “Retained Obligations”). Any claim which Seller may have against an Obligor or any other party, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations to Bank.

SECTION 4. Notification of Transaction to Applicable Obligors; Seller’s Servicing Obligations; Power of Attorney.

(a) For each Applicable Obligor, Seller shall sign and deliver to Bank an undated Notice of Assignment and Irrevocable Payment Instruction. Bank shall not provide any such Notice of Assignment and Irrevocable Payment Instruction to the Applicable Obligors unless a Triggering Event has occurred and is continuing. If a Triggering Event has occurred and is continuing, Bank shall have the right, in its sole discretion, to send a Notice of Assignment and Irrevocable Payment Instruction to one or more Applicable Obligors.

(b) Seller agrees that it will hold in trust, as the property of Bank, any and all funds, original checks, notes, drafts, or other evidences or forms of payment received by Seller in payment (in whole or in part) or on account of any Purchased Receivable and shall immediately deliver the same to Bank (duly indorsed or assigned where appropriate).

(c) Bank hereby appoints Seller as its agent hereunder, and Seller accepts such appointment, to service the Purchased Receivables and, in such capacity, Seller shall (i) identify, match and reconcile payments for the Purchased Receivables in the Collection Account, (ii) regularly share with Bank updates on collections, (iii) provide Bank with contact details of relevant persons of the Applicable Obligor from time to time, and in any event at any time Bank takes over the collections, (iv) not appoint any third party for collection without Bank’s consent, (v) if Bank allows the Collection Account to be in a bank other than Bank, transfer any and all funds received from the Applicable Obligors to an account specified by Bank in writing to Seller not later than three (3) Business Days after the Maturity Date, and (vi) take or cause to be taken all other action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with this Agreement and all applicable Laws, with reasonable care and diligence, and in accordance with Seller’s standard credit and collection policies. Notwithstanding anything to the contrary contained herein but subject to Seller’s repurchase rights under Section 9(b) hereunder, if requested by Bank, Seller shall bring or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any related security or supporting obligations.

(d) On each Maturity Date in respect of the Purchased Receivables, Seller, acting as servicer hereunder, shall provide Bank with a status report (the “Servicer’s Report”) by telecopier or e-mail in respect of the collections of Purchased Receivables, such Servicer’s Report to be in the form to be mutually agreed upon by the parties. Bank shall verify the information reported in the Servicer’s Report and provide its confirmation thereof to Seller by telecopier or e-mail.

(e) Bank shall have the right to terminate its appointment of Seller as a servicer hereunder if Seller breaches any of its agreements set forth in this Section 4 in any material respect and has not cured such breach within five (5) Business Days after written notice thereof to Seller from Bank, or upon the occurrence and continuance of any Event of Default.

(f) Seller hereby irrevocably authorizes Bank to debit the Collection Account (if in the name of Seller) at any time (and from time to time) that any collections in respect of a Purchased Receivable are credited to the Collection Account. Seller hereby agrees that the Collection Account shall be under the sole and exclusive control of Bank and that Seller shall have no right or ability to withdraw or otherwise dispose of any funds in the account without the consent of Bank.

(g) Seller hereby irrevocably appoints Bank its attorney-in-fact, with full authority in the place and stead of Seller and in the name of Seller or otherwise to take any action and to execute any instrument which Bank may reasonably deem necessary or advisable to accomplish the purposes of this Agreement. To the extent permitted by applicable Law, Seller hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated and all outstanding amounts under any Purchased Receivable or otherwise owing to Bank under this Agreement shall have been paid in full.

SECTION 5. Characterization of Transaction; Security Interest.

The parties hereto hereby agree that each sale of Purchased Receivables (and the related transactions) shall be treated as a sale of such assets and not a secured transaction under applicable Laws. Further, it is the intention of the parties hereto that each purchase of a Purchased Receivable hereunder shall constitute a sale and assignment of such Purchased Receivable, which sale and assignment is absolute, irrevocable and without recourse, in each case except as expressly set forth herein, and shall provide Bank with the full risks and benefits of ownership of the Purchased Receivables (such that the Purchased Receivables would not be property of Seller’s estate in the event of its bankruptcy). Furthermore, it is not the intention of the parties to this Agreement that each sale of Purchased Receivables be deemed a grant of a security interest in such Purchased Receivables by the Seller to Bank to secure a debt or other obligation. If, notwithstanding such intentions, the transactions contemplated by this Agreement are recharacterized as a secured loan by any relevant Governmental Authority for any reason whatsoever, whether for limited purposes or otherwise, and in order to further and fully protect the rights of Bank as respects third parties, and in order to induce Bank to enter into this Agreement, Seller hereby assigns, transfers, conveys and grants to Bank a first priority security interest in all of its right, title and interest in, to and under the following, whether now owned or existing, or hereafter acquired or arising (including under any trade names, styles or derivations of Seller), and regardless of where located (all of which, with respect to Bank, being hereinafter collectively referred to as the “Collateral”): (a) all Purchased Receivables and all related invoices and collections thereon, including all rights and amounts described in Section 3 of this Agreement; (b) all of the following (collectively, the “Receivable Collateral”): (i) the Collection Account and all funds therein relating to the Purchased Receivables, (ii) the collections relating to the Purchased Receivables and all certificates and instruments, if any, from time to time representing or evidencing the collections relating to the Purchased Receivables, (iii) all notes, certificates of deposit, chattel paper and other instruments from time to time evidencing or issued in substitution for or in addition to any of the then existing Collateral, (iv) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any or all of the then existing Purchased Receivables, and (v) any security, guaranty or other supporting obligation in respect thereof (including letter of credit rights and rights under insurance policies); (c) all returned goods in respect of any such Purchased Receivables; and (d) all proceeds, products, accessions, profits, income benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the foregoing Collateral to the extent relating to the applicable Purchased Receivables. To the extent that the transactions contemplated hereby are or may be recharacterized as secured transactions, then: (a) this Agreement shall constitute a security agreement and, in addition to any other rights available under this Agreement, under or against any of the Collateral, or otherwise available at law or in equity, Bank shall have all of the rights and remedies of a secured party under the applicable UCC and other applicable Law and in equity to enforce the security interests granted hereby; and (b) the Collateral shall secure payment and performance of Seller’s obligations and all amounts of any nature whatsoever, direct or indirect, due or to become due, at any time or times owing to Bank hereunder, whether fixed or contingent. If for any reason Bank is not able to acquire rights in a Purchased Receivable, then Seller shall hold such Purchased Receivable (and any proceeds received in respect of such Purchased Receivable) in trust for Bank, and Seller shall immediately turn over any proceeds received in respect of such Purchased Receivable to Bank.

SECTION 6. Conditions Precedent; Each Sale of Purchased Receivables.

(a) Conditions Precedent to Initial Purchase. Without affecting or impairing the uncommitted nature of the facility provided hereunder, the obligation of Bank to make the initial purchase of a Receivable pursuant to this Agreement is subject to the receipt by Bank (or waiver in accordance with Section 20), prior to the making of such purchase on the initial Purchase Date (the date of such receipt, as notified by Bank to Seller being the “Closing Date”), of each of the following:

(i) this Agreement, executed and delivered by Seller;

(ii) the Facility Fee and any and all other previously agreed fees and expenses required to be paid, and for which invoices have been presented, on or before the Closing Date;

(iii) a legal opinion from counsel to Seller, reasonably satisfactory to Bank;

(iv) an officer’s certificate executed by Seller, substantially in the form attached as Exhibit B hereto and otherwise satisfactory to Bank;

(v) evidence of the establishment of the Collection Account

(vi) all “know your customer” and other compliance documentation as may be requested by Bank and required by Bank’s internal policies and procedures and/or applicable Law with respect to Seller and its respective jurisdiction of organization and jurisdictions (if different) in which it does business.

(b) Conditions Precedent to Each Purchase; Sale of Purchased Receivables. Without affecting or impairing the uncommitted nature of the facility provided hereunder, Bank’s obligation to purchase Receivables shall be subject to the satisfaction (or waiver in accordance with Section 20) of each of the following conditions precedent:

(i) Bank shall have received all “know your customer” and other compliance documentation as may be requested by Bank and required by Bank’s internal policies and procedures and/or applicable Law with respect to the Applicable Obligor and its jurisdictions of organization and jurisdictions (if different) in which it does business;

(ii) Bank shall have received fully executed copies of each of the Purchase Documents, in each case in form and substance satisfactory to Bank;

(iii) no event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect;

(iv) each of the representations and warranties made by Seller hereunder shall be true and correct in all material respects on and as of the Purchase Date as if made on and as of such date; provided that any representation and warranty that is modified by a materiality qualifier shall be true and correct in all respects on and as of the Purchase Date as if made on and as of such date;

(v) no Event of Default shall have occurred and be continuing;

(vi) Seller shall have signed and delivered to Bank an undated Notice of Assignment and Irrevocable Payment Instruction for each Applicable Obligor;

(vii) each document and other action reasonably requested by Bank to be taken prior to or concurrently with the Purchase Date by Seller (including filing of UCC financing statements), in each case in order to create in favor of Bank, a perfected ownership interest in the Purchased Receivables, prior and superior in right to any other Person, shall be in proper form for filing, registration or recordation or shall have been taken, as the case may be;

(viii) the applicable Goods or Services have been Delivered;

(ix) the applicable invoice was issued within the Maximum Invoicing Period;

(x) the Purchase Date has occurred within the Maximum Purchase Period;

(xi) the credit period for the applicable invoice is within the Maximum Terms of Payment and within the Terms of Payment, each as specified in Annex A attached hereto, for all Applicable Obligors;

(xii) Seller has complied with all necessary conditions under the Contract with the Applicable Obligor;

(xiii) the aggregate outstanding principal amount of the Purchased Receivables shall not exceed the Maximum Facility Amount after giving effect to such purchase;

(xiv) the aggregate outstanding principal amount of the Purchased Receivables with respect to the Applicable Obligor in respect of the Purchased Receivable to be purchased shall not exceed the Applicable Obligor Limit after giving effect to such purchase,;

(xv) to the extent applicable, any financial institution or other third party with a lien or security interest in the applicable Purchased Receivable(s) or proceeds thereof or supporting obligations therefor shall have executed and delivered to Bank a Release Agreement in form and substance satisfactory to Bank; and

(xvi) there are no outstanding amounts past due and owing by the Applicable Obligor to Seller or Bank (in each case after giving effect to any applicable notice or grace periods) as of the time that a Purchase Notice has been received by Bank.

SECTION 7. Representations and Warranties by Seller.

(a) Representations and Warranties by Seller with Respect to Purchased Receivables. As of each Purchase Date, Seller represents and warrants to Bank as follows with respect to each Purchased Receivable being sold by it on such Purchase Dates:

(i) (x) Seller is the sole legal and beneficial owner of such Purchased Receivable, with good title thereto, and (y) such Purchased Receivable is (A) a bona fide, certain, valid, existing and enforceable claim against the Applicable Obligor for the applicable Invoice Amount on the applicable Due Date, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; (B) free and clear of all liens, security interests, charges, encumbrances and adverse claims other than those in favor of Bank or those subject to an enforceable Release Agreement; and (C) not subject to any Commercial Dispute;

(ii) such Purchased Receivable can be freely and validly transferred by Seller by way of assignment, transfer and sale to Bank under the terms of the relevant Contract and the provisions of the UCC without any requirement to give notice to or obtain consent from the Applicable Obligor and without breaching or violating in any material respect any applicable Law or court order, the articles or certificate of incorporation or similar constitutive document of Seller or the Contract related to such Purchased Receivable or any other contract or agreement binding on Seller unless in the case of an applicable Purchased Receivable arising under a Contract governed by the Laws of a state of the United States, any restriction or prohibition on the sale of such Purchased Receivable is rendered ineffective and unenforceable pursuant to Section 9-406(d) or 9-408 of the UCC of such state so that pursuant to Section 9-406(d) or 9-408 of the UCC, to the extent applicable, such Purchased Receivable is assignable although a contractual prohibition to assignment exists;

(iii) such Purchased Receivable does not represent any progress billing, sale-and return, guaranteed sale, sale on a bill-and–hold, sale on approval or cash-on-delivery and it is not backed by a letter of credit or demand guarantee;

(iv) there is no UCC financing statement on file in any public office (other than UCC financing statements filed by Bank pursuant to this Agreement or UCC financing statements filed by a secured party that has entered into an enforceable Release Agreement) listing Seller as debtor and indicating as collateral property which includes such Purchased Receivables;

(v) upon the filing of a UCC financing statement in the jurisdiction where, for purposes of the UCC, Seller is “located”, naming Seller as the “debtor” or “seller” and Bank as the “buyer” or “secured party” and specifying such Purchased Receivables as the “collateral”, Bank’s title to and interest in such Purchased Receivables will be perfected and senior to all other interest, if any, then existing or thereafter arising therein;

(vi) such Purchased Receivable arose in the ordinary course of Seller’s business from the bona fide sale and delivery of Goods, or rendering of Services, by Seller to the Applicable Obligor, and the applicable Goods or Services in respect of such Purchased Receivable have been Delivered;

(vii) the Applicable Obligor is an Eligible Obligor and neither the Applicable Obligor nor, to the best of Seller’s knowledge, any of the Applicable Obligor’s affiliates, directors or officers is a Designated Person;

(viii) the transfer, assignment and sale of such Purchased Receivable to Bank is legal, valid, binding and effective (including against any third party) according to applicable Law, and Seller has not agreed and shall not agree to the subordination of such Purchased Receivable or any waiver of collection rights thereunder;

(ix) Seller has not given the Applicable Obligor instructions to make payment in respect of such Purchased Receivable to any account other than the Collection Account;

(x) (A) the Purchase Documents evidencing the underlying transaction between Seller and the Applicable Obligor in respect of the applicable Goods and Services and their delivery and performance do not contravene any applicable Law in any Applicable Jurisdiction; (B) all necessary authorizations required under the Laws of any Applicable Jurisdiction for concluding and performing the rights and obligations under the Purchase Documents and under the underlying transaction between Seller and the Applicable Obligor in respect of the applicable Goods and Services have been granted; and (C) the conclusion and performance of the underlying transaction between Seller and the Applicable Obligor in respect of the applicable Goods and Services have been approved by the competent authorities in each Applicable Jurisdiction or are not subject to such approval, except in each case, to the extent that such contravention or the absence of such authorizations or approvals would not reasonably be expected to have a Material Adverse Effect;

(xi) (A) all Purchase Documents with respect to such Purchased Receivable have been described on the applicable Purchase Notice and copies of such Purchase Documents have been attached thereto or otherwise delivered to Bank, and (B) each of such Purchase Documents and each such Purchased Receivable is a legal, valid and binding obligation of the Applicable Obligor, enforceable against the Applicable Obligor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(xii) all written information provided by Seller with respect to such Purchased Receivable is accurate and complete in all material respects.

(b) Other Representations and Warranties by Seller. Seller represents and warrants to Bank as follows as of the date hereof and each Purchase Date,

(i) Seller is duly organized, validly existing and in good standing under the Laws of the Applicable Jurisdiction and has full power, authority and legal right to sell each Purchased Receivable contemplated herein and to execute, deliver and perform this Agreement and any and all other agreements and documents executed and/or delivered in connection herewith;

(ii) no authorizations, consents, approvals, licenses, filings or registrations are necessary or required to be obtained by Seller or otherwise from or with any governmental agency, or other authority under applicable Laws, for the execution, delivery and performance by Seller of this Agreement and each other transaction contemplated thereby, other than such authorizations, consents, approvals, licenses, filings and registrations, if any, that have already been obtained and are in full force and effect;

(iii) neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder by Seller violates or will violate any organizational document of Seller or any applicable legal restriction binding on Seller or any of its property or violates or will violate, or constitutes or will constitute a default under, any material agreement binding upon Seller or any of its property;

(iv) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(v) this Agreement and the transactions contemplated hereby are entered into by Seller for commercial purposes;

(vi) Seller’s execution, delivery and performance of this Agreement and the transactions contemplated hereby constitute private rather than public or government acts and neither it nor any of its property has any sovereign or other immunity from jurisdiction of any court or from set-off or any legal process under the Laws of any Applicable Jurisdiction;

(vii) there is no pending or, to Seller’s knowledge, threatened, litigation, arbitration, proceeding, action or investigation (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that purports to affect the validity or enforceability of this Agreement or the transactions contemplated hereby;

(viii) Seller is in compliance with all applicable Laws, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect;

(ix) the financial statements received by Bank from Seller or disclosed in Seller’s periodic and current reports present fairly Seller’s financial condition as of the dates and for the periods therein indicated, in accordance with generally accepted accounting principles, consistently applied, and since the date of Seller’s most recent audited annual financial statements there has been no material adverse change in such financial condition or its business or assets;

(x) Seller is not bankrupt or insolvent or in a liquidation, reorganization, administration, receivership or analogous proceeding under the Laws of any jurisdiction;

(xi) Seller has complied with all applicable environmental Laws of the jurisdictions of organization of Seller and the Applicable Obligor and of all the places to and from which the Goods are being shipped or stored pursuant to the Contract, in each case with respect to the applicable Goods and the shipment or storage thereof or the applicable Services, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect;

(xii) all written information concerning Seller and furnished by or on behalf of Seller to Bank for use in connection with the transactions contemplated by this Agreement is accurate and complete in all material respects, and

(xiii) 13the Seller is in compliance with all of the provisions of Section 22, and all of the representations and warranties set forth therein are true and correct as of the date hereof.

[13]	As per Sept 2021 Assignment and Acknowledgement

SECTION 8. Covenants by Seller.

Seller covenants to Bank as follows:

(a) Seller authorizes Bank to file any financing statements or financing statement amendments and continuation statements (or similar statements and amendments in jurisdictions outside of the United States) and to make any register entries, in any case relating to this Agreement or any Purchased Receivable (and the proceeds thereof or supporting obligations therefor) purchased by Bank. Without limiting the foregoing, Seller authorizes Bank to file, in such places as Bank shall deem appropriate, UCC financing statements identifying Seller as the “debtor” or “seller”, Bank as the “buyer” or “secured party” and the “collateral” as the Collateral.

(b) Seller hereby agrees and undertakes that it will not change its name, type or jurisdiction of organization or location of its chief executive office unless (i) it shall give Bank at least 30 days prior written notice thereof and (ii) it shall take all steps reasonably requested by Bank to preserve and protect Bank’s interest in the Purchased Receivables and the validity, enforceability, and perfection and priority of such interest;

(c) Seller will not give the Applicable Obligor instructions to make payment in respect of any Purchased Receivable to any account other than the Collection Account, without the written consent of Bank;

(d) Other than in connection with the resolution of Commercial Disputes in accordance with such Seller’s policies and procedures, Seller shall not enter into or otherwise effect any amendment, modification or waiver of any Purchased Receivable or any of the Purchase Documents in any manner which would materially adversely affect the collectability of any Purchased Receivables or rights of Bank as the owner of the Purchased Receivables or would otherwise reduce the amount due thereunder or delay the Due Date thereof, in each case, without the written consent of Bank;

(e) Seller will comply with all applicable Laws, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(f) Seller will provide to Bank true, correct and complete copies of the financial statements required to be provided pursuant to sections a., b. and c. under Schedule 5.1 of the Credit Agreement; provided that if the Credit Agreement is terminated, Seller will provide to Bank true, correct and complete copies of such financial statements that were required to be provided immediately before the Credit Agreement was terminated.

(g) Seller shall not make any change or modification (or permit any change or modification to be made) in any material respect to the manner in which it generates and services Purchased Receivables from the manner in which Seller generated and serviced Purchased Receivables prior to the date hereof, except (i) if such changes or modifications are necessary under any requirement of Law, or (ii) if such changes or modifications would not adversely affect the collectability of any Purchased Receivables or the rights of Bank as the owner of the Purchased Receivables;

(h) Seller shall not give any Applicable Obligor any instructions contrary to or inconsistent with the provisions contained in the Notice of Assignment and Irrevocable Payment Instruction;

(i) Seller shall not create or permit to exist any lien, security interest, charge, encumbrance or adverse claim on the Collection Account other than those in favor of Bank;

(j) with respect to any Purchased Receivable, if requested to do so by Bank, Seller shall send a written notice to the Applicable Obligor as contemplated by the Notice of Assignment and Irrevocable Payment Instruction instructing the Applicable Obligor to make all payments in respect of such Purchased Receivable to the Collection Account;

(k) following the occurrence and continuance of a Triggering Event, if requested by Bank, Seller shall endorse any applicable invoice with a stamp or legend stating that the applicable Purchased Receivable has been or may be assigned by Seller to Bank, such stamp or legend to be in a form and substance reasonably satisfactory to Bank;

(l) Seller shall promptly provide Bank with written notice of any Commercial Dispute and use reasonable endeavors to resolve such Commercial Dispute as soon as practicable;

(m) Seller shall promptly provide Bank with written notice of any information or circumstance of which Seller becomes aware which has resulted in or could reasonably be expected to result in (i) a default by any Applicable Obligor under any applicable Contract, or (ii) a bankruptcy, liquidation, reorganization, administration, receivership or analogous proceeding under the Laws of any jurisdiction in respect of any Applicable Obligor;

(n) to the extent not otherwise provided, Seller shall provide Bank with the copies or originals of the Purchase Documents, proof of payment by each Applicable Obligor and any other similar documents reasonably requested by Bank within five (5) Business Days of any such request;

(o) Seller from time to time with prior notice on reasonable request by Bank (but in any event no more frequently than once per calendar year provided that no Event of Default has occurred and is continuing) will provide access to Bank or its designated vendors to Seller’s premises during normal business hours to verify and audit their records or discuss matters related to Purchased Receivables;

(p) Seller shall maintain and keep safe all originals of any Purchase Documents (to the extent not delivered to Bank) for at least seven (7) years;

(q) at Bank’s request, Seller shall cooperate with Bank’s efforts to collect any Purchased Receivable; and

(r) Seller shall take such further action and execute any further documents as Bank may, following the Closing Date, reasonably request in order to (i) perfect, protect or evidence Bank’s ownership of the Purchased Receivables, (ii) exercise and enforce rights under the Purchased Receivables or the Purchase Documents and (iii) otherwise give effect to the transactions contemplated hereby.

SECTION 9. Repurchase Rights; Seller Repayment Obligations.

(a) If a Repurchase Event occurs, Bank may, by service of a notice substantially in the form set forth in Exhibit C hereto duly completed and signed on behalf of Bank, require Seller to repurchase each applicable Purchased Receivable, at the price calculated in accordance with the formula set forth in Exhibit D hereto (such price, the “Repurchase Price”), plus interest (accruing from the Repurchase Date) at the Default Rate, whereupon Seller shall pay to Bank the Repurchase Price in immediately available funds on or before the applicable Repurchase Date; provided that Bank shall have no obligation to refund any interest, Discount Amount or Service Fee collected by Bank with respect to the applicable Purchased Receivable.

(b) If a Purchased Receivable has not been paid in full as of the expiration of the Grace Period (if any, as applicable) for any reason, then Seller may, in its sole discretion and for an amount equal to the Repurchase Price, repurchase such Purchased Receivable from Bank at any time from the first Business Day following the expiration of the Grace Period (if any, as applicable) until the expiration of the Waiting Period. If Seller has not exercised its repurchase rights prior to the expiration of the Waiting Period in accordance with the immediately preceding sentence, then Bank shall be authorized (but not required) to initiate legal proceedings against the Applicable Obligor and to exercise any other remedies available to it under applicable Law for collection of the amounts owed under the relevant Purchased Receivable; provided that the aggregate Invoice Amount of all Purchased Receivables repurchased pursuant to this Section 9(b) during any 12-month period shall not exceed 10% of the aggregate Invoice Amount for all Purchased Receivables purchased by Bank during such period.14

(c) The irrevocable receipt by Bank of the Repurchase Price for any repurchased Purchased Receivable shall have the effect of reassigning to Seller such right, title and interest in and to all monies due from the Applicable Obligor in respect of such repurchased Purchased Receivable, without representation or warranty by, or recourse to, Bank, except that Bank shall be deemed to represent and warrant that it has reconveyed such Purchased Receivable free and clear of any liens or encumbrances of any kind or nature whatsoever originating from or created by Bank.

SECTION 10. Taxes.

All payments and deposits made by or on behalf of Seller under this Agreement, and any amount of interest, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, sales tax or VAT, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. Income taxes and franchise taxes (in lieu of net income taxes) imposed on Bank and not payable by withholding or deduction are excluded from the foregoing. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Indemnified Taxes”) or Other Taxes (as defined below) are required to be withheld from any amounts payable to (or deposited for the benefit of) Bank hereunder, or on any amount of interest, the amounts so payable to (or deposited for the benefit of) Bank, or such amount of interest, shall be increased to the extent necessary to yield to Bank (after payment of all Indemnified Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. In addition, Seller shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law. “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement. Seller shall, and does hereby, indemnify Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Bank or required to be withheld or deducted from a payment to Bank, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The provisions of this Section shall survive any termination of this Agreement.

SECTION 11. Economics for Later Payment and Early Payments.15

(a) Without limiting the generality of any of or contradicting or limiting any of the provisions of Section 9 hereof, in the event that any Purchased Receivable is not paid by or on behalf of the Applicable Obligor on or prior to the Maturity Date thereof, for each day during the period beginning on the first day following such Maturity Date and continuing until but not including the earliest of (x) the date such Purchased Receivable is paid in full by or on behalf of the Applicable Obligor, (y) the date such Purchased Receivable is voluntarily repurchased by Seller pursuant to Section 9(b) hereof, or (z) the occurrence of any Repurchase Date with respect to such Purchased Receivable under Section 9(a) hereof, Seller shall pay to Bank interest on the outstanding principal balance of the past-due Purchased Receivable at a per annum rate equal to the Late Payment Rate(the “Late Payment Interest”).

[14]	As per the Twelfth Amendment
[15]	As per Twelfth Amendment

(b) Notwithstanding anything to the contrary provided for otherwise in this Agreement, with respect to each Early Payment Eligible Receivable that is paid in full by or on behalf of the Applicable Obligor prior to the Maturity Date for such Early Payment Eligible Receivable, Bank shall pay to Seller the Early Payment Rebate Amount for such Early Payment Eligible Receivable.

(c) No later than the fifteenth (15th) day following the end of each month, Bank shall prepare and provide to Seller (by e-mail transmission unless otherwise mutually agreed in writing by Bank and Seller) a statement (each, a “Monthly True-Up Statement”) detailing (x) for any Purchased Receivable that was outstanding past the Maturity Date therefor during such month (or any part thereof), the Late Payment Interest that accrued with respect to such past-due Purchased Receivable during such month, and (y) for any Early Payment Eligible Receivable that was paid in full by or on behalf of the Applicable Obligor during such month prior to the Maturity Date for such Early Payment Eligible Receivable, the Early Payment Rebate Amount for such Early Payment Eligible Receivable. To the extent that the aggregate amount payable by Seller to Bank for all Late Payment Interest that accrued during any month exceeds the aggregate amount payable by Bank to Seller for all Early Payment Rebates with respect to any applicable Early Payment Eligible Receivables paid prior to their respective Maturity Dates during such month, Seller shall pay the amount of such excess to Bank in immediately available funds no later than the twentieth (20th) day following the end of such month. To the extent that the aggregate amount payable by Bank to Seller for all Early Payment Rebates with respect to any applicable Early Payment Eligible Receivables paid prior to their respective Maturity Dates during any month exceeds the aggregate amount payable by Seller to Bank for all Late Payment Interest that accrued during to such month, Bank shall pay the amount of such excess to Seller in immediately available funds no later than the twentieth (20th) day following the end of such month. Without limiting the generality of any of the foregoing, in the event that any True-Up Default shall occur as to either Seller or Bank (respectively, as applicable), all Late Payment Interest that may be accrued and owing by Seller or Early Payment Rebates that may be accrued and owing by Bank (respectively, as applicable) shall be immediately and automatically due and payable.

(d) For purposes of determining when payments in respect of any Purchased Receivable (including any applicable, payments of any Repurchase Price) for purposes of determining whether any Late Payment Interest may be owing in any case from Seller to Bank (and/or calculating the amount thereof) or whether any Early Payment Rebate Amount may be owing in any case from Bank to Seller (and/or calculating the amount thereof), any payment received by Bank in respect of any Purchased Receivable either (x) after 3:00 PM (New York Time) on any Business Day or (y) on any date that is not a Business Day shall be deemed to have been received by Bank on the next Business Day occurring following the date of such receipt (for the avoidance of doubt, any such payment received by Bank at or after 12:00 AM (Midnight) on any Business Day shall be deemed received on such Business Day, regardless of whether the day preceding such day of receipt was a Business Day).

SECTION 12. Costs and Expenses; Indemnity; Liability of Bank.

(a) Seller agrees (i) to indemnify and hold harmless (x) Bank, its affiliates and each of their respective officers, directors, employees and agents and 16(y) the WeFi Parties (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, costs and expenses which such Indemnified Party may incur to which any such Indemnified Person may become subject arising out of or in connection with this Agreement (including Seller’s breach of any of its representations, warranties or covenants contained in this Agreement or any incorrect, incomplete or inaccurate information provided by Seller in connection with this Agreement) or the use of the proceeds thereof, any Purchased Receivable, any Purchase or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing or enforcing this indemnity, and THE

[16]	As per Sept 2021 Assignment and Acknowledgement

FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON; provided that the foregoing indemnity will not apply to losses, claims, damages, liabilities, costs or expenses to the extent they (I) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of any Indemnified Person or (II) arise from any Purchased Receivable remaining unpaid due to the Applicable Obligor’s insolvency, creditworthiness or financial well-being, and (ii) to reimburse Bank on demand for all reasonable costs and expenses (including reasonable fees, charges and disbursements of counsel) incurred by Bank in connection with the drafting, negotiation, administration (including the drafting and negotiation of any waivers under and amendments to this Agreement) and enforcement of this Agreement.

(b) To the fullest extent permitted by applicable Law, neither Bank nor Seller shall have any liability, in contract, tort, statutory duty, or for misrepresentation or otherwise under or in connection with this Agreement for any special, indirect, consequential, exemplary or punitive damages (regardless of how named and howsoever incurred), even if the other party has been advised of the possibility of such loss or damage; provided, however, that (i) nothing in this clause (b) shall diminish the indemnity obligations of Seller under clause (a) of this Section to the extent that an Indemnified Person is required to pay to third parties out-of-pocket losses, claims, damages, liabilities, costs and expenses constituting special, indirect, consequential, exemplary or punitive damages and (ii) for the avoidance of doubt and without limitation, the parties agree that other amounts owing under the express terms of this Agreement by either party (including interest and taxes) shall not be considered special, indirect, consequential, exemplary or punitive damages.

(c) The provisions of this Section shall survive any termination of this Agreement.

SECTION 13. Termination.

Any party to this Agreement shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the other parties. In addition, each party shall have the right to terminate this Agreement immediately without any prior notice (i) in the case of Bank, upon the occurrence of an Event of Default or (ii) in the case of either Bank or Seller, (x) if it becomes illegal or unlawful for Bank or Seller to perform its respective obligations under this Agreement or such continued performance would result in Bank’s or Seller’s respective failure to comply with any regulations or sanctions applicable to Bank or Seller, as applicable, or (y) if any regulatory proceeding has been initiated against, or sanctions have been imposed upon, the other party by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary set forth herein, the termination of this Agreement by any party shall not be effective with respect to Purchased Receivables, and all rights, remedies, obligations and liabilities of the parties hereto (including all grants of security interest hereunder) with respect to such Purchased Receivables shall survive such termination. The parties shall continue to follow the procedures set forth in this Agreement with respect to all such Purchased Receivables until such time as all such Purchased Receivables have been paid in full or repurchased by Seller in accordance herewith.

SECTION 14. Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, except that Seller may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Bank.

(b) Bank may, in accordance with applicable Law, at any time and from time to time assign to any affiliate thereof or to any Lender or, with the prior written consent of Seller (not to be unreasonably withheld), to any other Person, all or any part of its rights and obligations under this Agreement.

(c) Bank may, without the consent of Seller, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Purchased Receivable or any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, the respective obligations of the parties under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance of its obligations hereunder, and Seller shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement.

SECTION 15. Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including, in the case of the delivery and acceptance of a Purchase Notice and any other administrative notices mutually agreed to by Bank and Seller, by e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if by hand, overnight courier service or mailed by certified or registered mail, when delivered, or (b) if by e-mail, when received by the addressee, addressed as set forth under the parties’ signature blocks to this Agreement, or to such other address as may be hereafter notified by the respective parties hereto in writing (including by e-mail); provided that any notice, request or demand to or upon the parties hereto shall not be effective until received.

SECTION 16. Judgment Currency.

(a) Obligations under this Agreement to make payments in the applicable Agreed Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that, on the Business Day immediately following the date of such tender or recovery, the applicable party may, in accordance with normal banking procedures, purchase the Obligation Currency with such other currency. If for the purpose of obtaining or enforcing judgment against the applicable party in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which, in accordance with normal banking procedures in the relevant jurisdiction, the Obligation Currency could be purchased with the Judgment Currency as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If the amount of Obligation Currency purchased pursuant to the last sentence of subsection (a) above is less than the sum originally due in the Obligation Currency, the applicable party covenants and agrees to indemnify the other party against such loss.

(c) The applicable party’s obligation to make payments in the Obligation Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Obligation Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

SECTION 17. RESERVED.

SECTION 18. Setoff; Adjustments.

In addition to any rights and remedies of Bank provided by law, Bank shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable Law, upon any amount becoming due and payable by Seller under this Agreement (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Bank or any branch or agency thereof, or any affiliate of Bank, to or for the credit or the account of Seller, and/or against any and all amounts due and payable by Bank under this Agreement (whether at the stated maturity, by acceleration or ortherwise . Bank agrees promptly to notify Seller after any such setoff and application made by Bank; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Bank shall have the right to cancel, reverse or otherwise adjust any payment made to Seller hereunder to correct an obvious mistake or if Bank is legally obligated to make such cancellation, reversal or adjustment by an order of a court of competent jurisdiction.

SECTION 19. Confidentiality.

Each party will treat the terms of this Agreement (including the Applicable Obligor Limits), the transactions contemplated hereby and all confidential, proprietary or non-public information provided to it by the other party in connection with this Agreement and the transactions contemplated hereby, as strictly confidential, unless and to the extent such information (a) was already known to such party otherwise than as a result of entering into or performing this Agreement, (b) is or becomes public knowledge otherwise than as a result of the conduct of such party in breach of this Section, (c) is disclosed to professional advisers and auditors of such party who receive the same under a duty of confidentiality, (d) is required to be disclosed by such party pursuant to any Law or request of any Governmental Authority, or (e) in the case of Seller, is disclosed to Seller’s lenders (on a confidential basis) under any applicable credit agreement.

SECTION 20. Amendments and Waivers.

(a) Amendments. No provision of this Agreement may be waived, amended or otherwise modified except in a writing signed by each of the parties hereto.

(b) Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of Bank, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies available at equity or provided by applicable Law.

SECTION 21. RESERVED.

SECTION 22. Sanctions Laws and Regulations.

(a) Bank hereby notifies Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”) and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Seller, which information includes the name and address of Seller and such other information that will allow Bank to identify Seller in accordance with the PATRIOT Act.

(b) None of the Seller, or to the best of its knowledge any of its directors or officers acting or benefiting in any capacity in connection with this Agreement, is a Designated Person.

(c) The Seller shall (i) not, directly or indirectly, use the proceeds of the sale of the Purchased Receivables, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (A) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations or (B) in any other manner that would result in a violation of any Sanctions Laws and Regulations or any other applicable anti-money laundering, anti-corrupt practices, anti-boycott, anti-narcotics trafficking or anti-terrorism Laws by any party to this Agreement, (ii) comply and cause all of its subsidiaries to comply with applicable Sanctions Laws and Regulations, anti-terrorism Laws and anti-money laundering Laws, (iii) provide information as Bank may require from time to time to permit Bank to satisfy its obligations under applicable Sanctions Laws and Regulations, anti-terrorism Laws and/or the anti-money laundering Laws and (iv) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing.

(d) None of the funds or assets of the Seller that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

(e) 17None of the Goods, or any other property or assets of the Seller included or potentially included in the Collateral, is Embargoed Property, and the Seller will not permit any Goods or any other property or assets of the Seller included or potentially included in the Collateral, to become Embargoed Property. The Seller shall promptly provide notice if at any time any Goods, or any other property or assets of the Seller included or potentially included in the Collateral, become Embargoed Property. “Embargoed Property” means any property (a) in which a Designated Person holds an interest; (b) beneficially owned, directly or indirectly, by a Designated Person; (c) that is due to or from a Designated Person; (d) that is located in any country subject to a sanctions program maintained under any Sanctions Laws and Regulations; or (e) that would otherwise cause any actual or possible violation by Bank of any applicable Anti-Terrorism Law if the Sanctions Laws and Regulations was to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

SECTION 23. Miscellaneous.

(a) If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(b) This Agreement may be signed in any number of counterparts and by the parties hereto upon separate counterparts as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be as effective as delivery of a manually executed counterpart of this Agreement.

(c) This Agreement, including all annexes and exhibits thereto, constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior or simultaneous agreements, written or oral, with respect to the subject matter hereof.

(d) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e) THIS AGREEMENT AND ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[17]	As per Sept 2021 Assignment and Acknowledgement

(f) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIMS OF FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION OR PROCEEDING IN ANY COURT DESCRIBED IN THIS PARAGRAPH.

(g) EACH PARTY AGREES THAT ANY SERVICE OF PROCESS MAY BE SERVED UPON IT BY THE OTHER PARTY BY MAIL OR HAND DELIVERY IF SENT TO THE ADDRESS FOR NOTICES TO SUCH PARTY UNDER THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY PARTY’S RIGHT TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(h) Each party agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

(i) To the extent that Seller or any of its assets has or hereafter acquires any right of sovereign or other immunity from or in respect of any legal proceedings to enforce or collect upon any obligation hereunder, Seller hereby irrevocably waives any such immunity and agrees not to assert any such right or claim in any such legal proceeding.

(j) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 24. Interest Rate Limitation.

In the event that, despite the intention of the parties hereto, the sale of Purchased Receivables contemplated hereunder is re-characterized as a secured transaction or a loan, Seller and Bank intend to contract in strict compliance with applicable Laws relating to usury from time to time in effect. In furtherance thereof, Seller and Bank stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Laws from time to time in effect. Neither Seller nor any present or future guarantors, endorsers, or other persons hereafter becoming liable for payment hereunder shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Laws from time to time in effect, and the provisions of this Section shall control over all other provisions hereof that may be in conflict or apparent conflict herewith. Bank expressly disavows any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any obligation hereunder is accelerated. If (a) the maturity of any obligation is accelerated for any reason, (b) any obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Bank or any other holder of any or all of the obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the obligations to an amount in excess of that permitted to be charged by applicable Laws then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related obligations or, at Bank’s or such other holder’s option, promptly returned to Seller or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Laws, Bank and Seller (and any other payors thereof) shall to the greatest extent permitted under applicable Laws, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Laws in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Laws. In the event applicable Law provides for an interest ceiling, the applicable Law permitting the greatest interest shall apply.

SECTION 25. No Oral Agreements.

In the event that, despite the intention of the parties hereto, the sale of Purchased Receivables contemplated hereunder is re-characterized as a secured transaction or a loan, the term “WRITTEN AGREEMENT” includes this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for notices to Bank:

PNC Business Credit
1600 Market St, 31st Floor
(F2-F070-09-1)
Philadelphia, PA 19103
Attn: Neil Otte
Tel: 215-585-1050
E-mail: neil.otte@pnc.com

With a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Erin O’Brien Harkiewicz
Tel.: (212) 885-5228
E-mail: erin.harkiewicz@blankrome.com

[SIGNATURE PAGE OF MASTER RECEIVABLES PURCHASE AGREEMENT]

SELLER:

ZT GROUP INT’L, INC., a corporation organized under the laws of New Jersey

By:
Name:
Title:

Address for notices to Seller:
333 Meadowlands Parkway, 2nd Floor
Secaucus, New Jersey 07094
Attn: Harold Lee

[SIGNATURE PAGE OF MASTER RECEIVABLES PURCHASE AGREEMENT]